                                                                    EXHIBIT 99.1

                                STATE OF DELAWARE
                          CERTIFICATE OF DOMESTICATION
                                       OF
                              DATAWAVE SYSTEMS INC.

DataWave Systems Inc. (the "Corporation"), a corporation existing under the laws of the Yukon Territory, Canada does hereby certify as follows:

FIRST: The Corporation was incorporated by registration of its Memorandum and Articles under the laws of the province of British Columbia, Canada on August 12, 1986 under the name Monte Carlo Resources Ltd. and was continued under the laws of the Yukon Territory, Canada on September 1, 2000 under the name DataWave Systems Inc.

SECOND: The name of the Corporation immediately prior to the filing of this Certificate of Domestication was DataWave Systems Inc.

THIRD: The name of the Corporation under which it is filing a Certificate of Incorporation is DataWave Systems Inc.

FOURTH: The principal place of business of the Corporation immediately prior to the filing of this Certificate of Domestication was the country of Canada.

FIFTH: A Certificate of Incorporation of the Corporation is being filed contemporaneously with this Certificate of Domestication.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Domestication to be signed by ____________, its ____________, who is authorized to sign this Certificate of Domestication on behalf of the Corporation, this _____ day of ____________, 2004.

                               DATAWAVE SYSTEMS INC.

                               Per:
                               -------------------------------------------------
                               Name:
                               Title: